Exhibit 4.7

OPTION AMENDMENT AGREEMENT

THIS AGREEMENT dated for reference the 12th day of November, 2002 BETWEEN

CONTINENTAL RIDGE RESOURCES INC., a corporation duly incorporated under the laws of the Province of British Columbia, having its head office at 900 - 409 Granville Street, Vancouver, BC, V6C 1T2;

(“KRI”)

OF THE FIRST PART

AND

BLUE MOUNTAIN POWER COMPANY INC., a corporation duly incorporated under the laws of the Province of British Columbia, having its registered office at 1000 - 840 Howe Street, Vancouver, BC, V6Z 2M1;

(“BMP”)

OF THE SECOND PART

WHEREAS:

A.

KRI and BMP entered into an Option Agreement dated June 19, 2001, whereby BMP granted KRI the option to earn up to a 60% interest in certain geothermal leases located in Nevada, USA (the “Agreement”); and

B.

KRI and BMP wish to amend the terms of the Agreement in the manner set forth below.

The parties to this Option Amendment Agreement therefore agree:

1.

That the reference to “$500,000” in sub-section 3.2 (b) of the Agreement be deleted and replaced by “$450,000”.

2.

That the obligation of KRI to make complete a $200,000 Work Program on or before the first anniversary of the Option Date under sub-section 3.2(b) of the Agreement be reduced to a $150,000 Work Program, and BMP hereby acknowledges that the exploration expenditures on the Property incurred by KRI to date have satisfied the first year obligation.

3.

That BMP hereby acknowledges receipt of the sum of $10,000 from KRI in satisfaction of the first year obligation under sub-section 3 .2(a)(ii) of the Agreement.

4.

Except as expressly amended hereby, the Agreement is hereby ratified, confirmed and approved.

IN WITNESS WHEREOF the parties hereto have executed this Option Amendment Agreement as of the day and year first above written.

CONTINENTAL RIDGE RESOURCES INC

/s/
Authorized Signatory:

2

BLUE MOUNTAIN POWER COMPANY INC.

/s/ Brian D. Fairbank
Authorized Signatory

gcs \ gcs02586 \5 \November 4, 2002